Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Form 8-K of Byline Bancorp, Inc., of our report dated March 27, 2017 on the consolidated financial statements of Ridgestone Financial Services, Inc. as of and for the period ended October 14, 2016 and as of and for the year ended December 31, 2015.

/s/ Crowe LLP

     Crowe LLP

Oak Brook, Illinois

January 8, 2019